Exhibit 17(b)

[LETTERHEAD]

CONSENT OF KEEFE, BRUYETTE & WOODS, INC.

We hereby consent to the inclusion of our opinion letter to (i) the special committee of the Board of Directors (the “Board”) of Apollo Senior Floating Rate Fund Inc. (“AFT”) and (ii) the Board of AFT, as Annex D to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form N-14 filed on the date hereof (the “Registration Statement”) relating to the proposed merger of AFT Merger Sub, Inc., a wholly-owned direct consolidated subsidiary of MidCap Financial Investment Corporation (“MFIC”), with and into AFT, with AFT as the surviving company, after which AFT will merge immediately with and into MFIC, and to the references to such opinion and the quotation or summarization of such opinion contained therein.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Keefe, Bruyette & Woods, Inc.

KEEFE, BRUYETTE & WOODS, INC.

Dated: November 17, 2023